Exhibit 99.1

January 26, 2017
Dow Reports Fourth Quarter and Full-Year Results

•	4Q Loss Per Share of $0.03; Operating Earnings Per Share of $0.99, up 6%

•	4Q Sales Climb to $13B, up 14% with Gains in all Operating Segments

•	4Q EBITDA of $783MM; Operating EBITDA Rises 10% to $2.6B

•	Full-Year Earnings Per Share of $3.52; Operating Earnings Per Share Increases 7% to $3.72

•	Full-Year EBITDA of $8B; Operating EBITDA Grows $212 Million to $9.8B

•	Nearly $3B Returned to Shareholders through Paid Dividends and Share Repurchases in 2016

Fourth Quarter 2016 Highlights

•
Dow reported a loss of $0.03 per share, or operating earnings per share of $0.99(1). This compares with earnings per share of $2.94 in the year-ago period, or operating earnings per share of $0.93. Operating earnings per share grew 6 percent versus the year-ago period.

•
GAAP results in the quarter were impacted by Certain Items, primarily due to a voluntary change in accounting policy for asbestos-related matters and charges for legacy environmental remediation activities. Results in the year-ago period were impacted by Certain Items mostly related to gains on portfolio management actions.

•
Sales were $13.0 billion, up 14 percent versus the year-ago period driven by volume growth, including the acquisition of Dow Corning’s silicones business, while maintaining prices. Sales rose 3 percent excluding the silicones acquisition, with increases in all operating segments except Infrastructure Solutions.

•
Volume grew 3 percent excluding the impact of acquisitions, with gains in all geographic areas, except Latin America. These gains were driven by Dow’s continued portfolio shift toward growing consumer end-markets, led by Consumer Solutions (up 7 percent), Agricultural Sciences (up 5 percent) and Performance Plastics (up 4 percent), all also excluding the impact of acquisitions.

•
Operating EBITDA(2) rose 10 percent versus the year-ago period to $2.6 billion, driven by the contribution of Dow Corning’s silicones businesses; increased seed sales; and demand for Dow’s differentiated products, particularly in infrastructure, transportation, electronics and consumer care. These gains more than offset higher feedstock and energy costs and the impact of planned turnaround activity.

•	Productivity and cost cutting savings totaled $60 million in the quarter, bringing the full-year contribution to $313 million, exceeding the 2016 target.

•
Dow delivered $1.9 billion of cash flow from operations, which compares with $2.3 billion in the year-ago period. The year-over-year comparison was unfavorably impacted by more than $750 million of non-operational items. Excluding these items, cash flow from operations increased more than $300 million. The Company returned more than $1 billion to shareholders in the quarter through paid dividends ($510 million) and share repurchases ($500 million).

•
The Company converted all of its Series A Convertible Perpetual Preferred Stock into Common Stock, eliminating the $340 million annual preferred dividend payment and further enhancing Dow’s capital structure.

•
The Company’s strategic investments for growth achieved several milestones. Dow made significant progress on: its planned merger with DuPont; the integration of Dow Corning’s silicones businesses, which reached an annual cost synergy run-rate of greater than $360 million; Sadara, which completed the construction phase of all 26 units at its world-scale complex; expansions of an ethylene facility in Louisiana and a polyethylene facility in Texas; and construction activities at its new ethylene facility in Texas, which reached more than 90 percent completion.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of ‘Operating earnings per common share - diluted” to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income (Loss)”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table. Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(3)	EBITDA margin is defined as EBITDA as a percentage of reported net sales.

(4)	Operating EBITDA margin is defined as Operating EBITDA as a percentage of reported net sales.
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Comment

Andrew Liveris, Dow’s chairman and chief executive officer, stated:

“This was another strong quarter for our company, extending our streak of year-over-year earnings and volume growth - reaching 17 consecutive quarters of increases in operating EPS and 13 consecutive quarters of volume growth. We delivered record quarterly and full-year operating EBITDA and generated strong cash flow from operations of $1.9 billion in the quarter. And this year we returned nearly $3 billion to our owners through share repurchases and the highest annual dividend in our history.

“Operationally, we showcased the power and resilience of our consumer-driven business model throughout the year, no matter what economic volatility occurred. By capitalizing on our market focus and innovation launches, we delivered full-year operating EBITDA records in multiple downstream businesses, including Automotive Systems, Building & Construction, Electronic Materials and Dow AgroSciences.

“Strategically, we advanced our growth investments. Sadara completed construction of its world-scale site, celebrated startups of its largest units and began ramping production of its 26 operating units. On the U.S. Gulf Coast, we completed capacity expansions in Louisiana and Texas. And we accelerated the integration of Dow Corning silicones, surpassing all of our value and synergy capture targets and capitalizing on the business’s natural fit within Dow’s portfolio.

“Simply put, the Dow team continues to deliver a consistent track record of executing against our priorities, proving time and again the resilience and agility of our focused business model, which performs under all economic conditions.”

2016 Full-Year Highlights

•
Dow reported full-year earnings per share of $3.52, or operating earnings per share of $3.72. This compares with earnings per share of $6.15 in the prior year, or operating earnings per share of $3.47.

•	Sales were $48.2 billion, down 1 percent versus the prior year.

•
Volume grew 5 percent on a reported basis and 4 percent excluding the impact of divestitures and acquisitions. This result reflected broad-based, consumer-driven demand, with gains across nearly all geographic areas - Asia Pacific (up 6 percent); Europe, Middle East, Africa and India (EMEAI) (up 4 percent); North America (up 3 percent); and Latin America (flat). Regional highlights included Greater China (up 11 percent), Europe (up 5 percent) and the United States (up 4 percent).

•
EBITDA was $8 billion. Operating EBITDA was $9.8 billion, up $212 million compared with the prior year, with increases in Consumer Solutions, Infrastructure Solutions and Agricultural Sciences more than offsetting declines in Performance Plastics and Performance Materials & Chemicals.

•
EBITDA margin(3) was 17 percent. Operating EBITDA margin(4) expanded nearly 70 basis points to 20 percent, with increases reported in Consumer Solutions, Agricultural Sciences and Infrastructure Solutions, reflecting continued actions that further shifted the business mix toward consumer-driven end-markets, coupled with ongoing productivity savings.

•
Dow delivered $5.5 billion of cash flow from operations in the year, which compares with $7.5 billion in the prior year. The year-over-year comparison was unfavorably impacted by more than $2 billion of non-operational items. Excluding these items, cash flow from operations increased more than $200 million.

•
Dow’s annual dividend reached a historic high of $1.84 per share, and the Company returned nearly $3 billion to shareholders through paid dividends ($2.0 billion) and share repurchases ($916 million) in 2016.

•
Dow growth investments reached several milestones in the year. On the U.S. Gulf Coast, the Company completed expansions of a Louisiana ethylene plant and a Texas gas-phase polyethylene facility. Additionally, the Company’s new ethylene unit in Texas surpassed 90 percent construction completion. In the Middle East, the Sadara joint venture started up its mixed feed cracker and two additional polyethylene units, and completed construction of all 26 units at the world-scale complex.

•
The Company completed the ownership restructure of Dow Corning Corporation’s Silicones business on June 1 and increased the total synergy target by $100 million to $500 million. The transaction was immediately accretive to earnings per share and is expected to contribute greater than $1 billion of EBITDA at full run-rate. At year-end, Dow had already reached an annual cost synergy run-rate of more than $360 million.

•
Dow made significant progress on its planned merger with DuPont, receiving overwhelming shareholder support for the transaction, announcing DowDuPont’s senior leadership team, finalizing plans to achieve the $3 billion in cost synergies and accelerating the timeline for the intended spins.

	Three Months Ended
In millions, except per share amounts	Dec 31, 2016	Dec 31, 2015
Net Sales	$13,020	$11,462
Adjusted Sales(5)	$11,749	$11,462

Net Income (Loss) Available for Common Stockholders	$(33)	$3,527
Net Income Available for Common Stockholders, Excluding Certain Items	$1,121	$1,057

Earnings (Loss) per Common Share - Diluted	$(0.03)	$2.94
Operating Earnings per Share	$0.99	$0.93

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2016	Dec 31, 2015
Net Sales	$48,158	$48,778
Adjusted Sales(5)	$45,108	$46,672

Net Income Available for Common Stockholders	$3,978	$7,345
Net Income Available for Common Stockholders, Excluding Certain Items	$4,221	$4,054

Earnings per Common Share - Diluted	$3.52	$6.15
Operating Earnings Per Share	$3.72	$3.47
(5) “Adjusted Sales” is defined as “Net Sales” adjusted for divestitures and acquisitions.

Agricultural Sciences
Agricultural Sciences reported fourth quarter sales of $1.7 billion, up from $1.6 billion, an increase of 7 percent versus the year-ago period. Volume rose 5 percent and price increased 2 percent.
Volume gains were achieved in both Crop Protection and Seeds. Crop Protection volume growth was driven by double-digit gains in Latin America herbicides and EMEAI insecticides. Seeds demand rose primarily driven by double-digit corn seed gains in Latin America and North America, partially offset by lower sunflower seed demand in Latin America. Pricing gains reflected a double-digit increase in Seeds, driven by local price and currency improvements, partially offset by lower Crop Protection chemical prices. The business reported robust sales of new Crop Protection products in the quarter (up 73 percent) led by Arylex™ herbicide and Isoclast™ insecticide.
EBITDA for the segment decreased to $74 million from $186 million in the year-ago period as a result of the partial impairment of Dow’s investment in AgroFresh. Operating EBITDA rose to a fourth quarter record of $239 million. This compares with operating EBITDA of $220 million in the year-ago period, which benefited from the sale of several non-strategic molecules. The year-over-year increase was primarily driven by double-digit growth in both price and volume for corn seeds; favorable currency impacts; robust sales of new crop protection product technologies; and the business’s continued focus on self-help productivity actions.
Equity losses for the segment were $1 million, an improvement compared to losses of $17 million in the year-ago period.

Consumer Solutions
Consumer Solutions reported fourth quarter sales of $1.6 billion, up from $1.1 billion in the year-ago period, primarily reflecting the contribution of Consumer Solutions - Silicones. Sales gains in all business were driven by broad-based volume growth, more than offsetting a modest 2 percent price decline in the segment. Volume increased 50 percent, driven by the addition of Consumer Solutions - Silicones, which reported strong demand led by Asia Pacific, for automotive applications.
Excluding acquisitions, segment volume grew 7 percent, with broad-based gains across all businesses and double-digit growth in Asia Pacific and Latin America. Dow Automotive Systems gained share and further diversified its customer base, driving double-digit volume growth in Greater China and Brazil as the business continues to outpace the global automotive end-market’s expansion. Consumer Care delivered double-digit volume gains in North America and Latin America on share growth in detergents and on new product introductions supporting trends in gluten-free foods. Dow Electronic Materials continued its above-market volume growth as new business wins yielded double-digit increases in semiconductor and display technologies.
EBITDA for the segment was an all-time record of $568 million. Operating EBITDA rose to an all-time quarterly record of $541 million, up significantly from $296 million in the year-ago period. The increase in operating EBITDA reflects the contribution from Consumer Solutions - Silicones, new commercial wins and market share gains.
Equity earnings for the segment were $85 million, compared to $38 million in the year-ago period on strong sales at the HSC Group.

Infrastructure Solutions
Infrastructure Solutions reported fourth quarter sales of $2.4 billion, up from $1.7 billion in the year-ago period, reflecting the addition of Infrastructure Solutions - Silicones. Segment volume increased 43 percent, primarily due to the addition of Infrastructure Solutions - Silicones, which reported strong demand in Asia Pacific and EMEAI for base silicones used in a variety of building and construction, coatings and energy applications. The segment reported a modest 2 percent decline in pricing.
Excluding acquisitions, the segment volume declined 5 percent. Dow Building & Construction delivered volume growth on double-digit gains for cellulosics-based construction chemicals. Dow Coating Materials achieved a volume increase, led by gains in both the architectural and industrial market sectors, including strong growth in Asia Pacific. Energy & Water Solutions reported a volume decline on reduced year-over-year project activity in water market sectors and lower demand in refining and processing end-markets. Performance Monomers reported a volume decline due to planned maintenance activity and the business’s ongoing strategy to reduce its merchant acrylic monomer exposure.
Reported and Operating EBITDA for the segment were $350 million versus reported EBITDA of $161 million and operating EBITDA of $235 million in the year-ago period. The contribution of Infrastructure Solutions - Silicones more than offset the impact of planned maintenance activity in the acrylics chain and the soft industry fundamentals impacting Energy & Water Solutions.
Equity earnings for the segment were $94 million, compared to $67 million in the year-ago period on strong sales at the HSC Group.

Performance Materials & Chemicals
Performance Materials & Chemicals reported fourth quarter sales of $2.41 billion, slightly up from $2.38 billion in the year-ago period.
Volume increased 3 percent with gains in most geographic areas led by robust growth in Asia Pacific. Polyurethanes volume grew year-over-year for the fifteenth consecutive quarter led by a double-digit increase in demand for downstream, higher-margin systems applications. Industrial Solutions volume rose due to a double-digit demand increase in Asia Pacific, particularly on strength in Greater China, which more than offset looser market conditions in EMEAI. Chlor-Alkali and Vinyl volume increased on steady demand for vinyl chloride monomer and caustic soda in EMEAI.
EBITDA was $411 million. This compares with EBITDA of $3.1 billion in the same period last year, which reflected a gain from the split-off of Dow Chlorine Products and the sale of Dow’s direct ownership interest in MEGlobal. Operating EBITDA was $412 million, down from $423 million in the same period last year, primarily driven by pricing pressures that resulted in margin compression, which more than offset improved equity earnings.
Equity earnings for the segment were $31 million, an improvement versus equity losses of $6 million in the same quarter last year on higher earnings from the Kuwait joint ventures, primarily due to improved monoethylene glycol pricing, and a higher contribution from one of the Company’s joint ventures in Thailand.

Performance Plastics
Performance Plastics reported fourth quarter sales of $4.8 billion, up from $4.6 billion in the year-ago period, with gains in all businesses except for Dow Electrical and Telecommunications.
The segment reported volume growth of 4 percent. Dow Packaging and Specialty Plastics achieved a quarterly and full-year sales volume record on ramping Sadara production, which contributed to double-digit growth in Greater China. Dow Elastomers also achieved a quarterly and full-year sales volume record, led by double-digit demand growth in both Asia Pacific and EMEAI, propelled by automotive and footwear end-markets. Dow Electrical and Telecommunications volume declined as a result of planned maintenance activity in the quarter.
EBITDA for the segment was $1 billion. This compares with EBITDA of $1.6 billion in the same period last year, which included a gain from the split-off of Dow Chlorine Products. Operating EBITDA for the segment was $1.1 billion, down from a fourth quarter record of $1.3 billion in the year-ago period, on increased feedstock and energy costs and planned maintenance activity.
Equity earnings for the segment were $54 million, an increase from $46 million in the same quarter last year.

Outlook

Commenting on the Company’s outlook, Liveris said:
“We are seeing early signs of positive economic momentum, with the United States in expansionary mode, driven by the ongoing strength of the consumer and the tailwind of a new incoming administration promising structural reforms. Europe continues its gradual recovery, despite increasing political uncertainty and geopolitical tensions. China’s transition is progressing on a robust path, and sustained growth of Asia’s middle class continues to drive demand throughout the region. And finally, we see improvement in Latin America from its low base, with slow but stable gains continuing in Brazil.

“We expect demand for Dow’s portfolio to remain healthy, particularly in the businesses that serve packaging, infrastructure, consumer care, electronics, automotive and agriculture. Building on our strong achievements these past several years, we remain well-positioned to capture growth where growth exists around the world. And our strategic investments - Sadara, Dow Corning and the U.S. Gulf Coast projects - will deliver the next layers of integration strength, earnings growth and cash flow generation.

“The portfolio has been positioned such that delivering stable EPS and EBITDA growth has become our mantra. Over the last four years we have delivered annual EPS growth of 18 percent and annual EBITDA growth of 7 percent. For the year ahead, we remain squarely focused on three priorities: achieving our financial and operating plan; closing the DowDuPont transaction and driving quickly toward the intended spins; and capitalizing on our strategic growth projects. We will continue to deliver strong financial performance for our customers and our shareholders.”

Dow will host a live webcast of its fourth quarter and full-year earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world's most challenging problems, such as the need for fresh food, safer and more sustainable transportation, clean water, energy efficiency, more durable infrastructure, and increasing agricultural productivity. Dow's integrated, market-driven portfolio delivers a broad range of technology-based products and solutions to customers in 175 countries and in high-growth sectors such as packaging, infrastructure, transportation, consumer care, electronics, and agriculture. In 2016, Dow had annual sales of $48 billion and employed approximately 56,000 people worldwide. The Company's more than 7,000 product families are manufactured at 189 sites in 34 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

###

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Net Sales	$13,020	$11,462	$48,158	$48,778
Cost of sales (Note B)	10,574	8,806	37,641	37,836
Research and development expenses	425	404	1,584	1,598
Selling, general and administrative expenses (Note C)	911	757	3,304	2,971
Amortization of intangibles	157	103	544	419
Restructuring charges (Note D)	—	40	452	415
Asbestos-related charge (Note E)	1,113	—	1,113	—
Equity in earnings of nonconsolidated affiliates (Note F)	251	99	442	674
Sundry income (expense) - net (Note G)	(103)	2,912	1,202	4,592
Interest income	43	25	107	71
Interest expense and amortization of debt discount	229	240	858	946
Income (Loss) Before Income Taxes	(198)	4,148	4,413	9,930
Provision (Credit) for income taxes (Note H)	(282)	517	9	2,147
Net Income	84	3,631	4,404	7,783
Net income attributable to noncontrolling interests	32	19	86	98
Net Income Attributable to The Dow Chemical Company	52	3,612	4,318	7,685
Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(33)	$3,527	$3,978	$7,345

Per Common Share Data:
Earnings (Loss) per common share - basic	$(0.03)	$3.17	$3.57	$6.45
Earnings (Loss) per common share - diluted (Note I)	$(0.03)	$2.94	$3.52	$6.15

Dividends declared per share of common stock	$0.46	$0.46	$1.84	$1.72
Weighted-average common shares outstanding - basic	1,106.2	1,105.4	1,108.1	1,130.1
Weighted-average common shares outstanding - diluted (Note I)	1,106.2	1,218.9	1,123.2	1,241.4

Depreciation	$590	$446	$2,130	$1,909
Capital Expenditures	$927	$886	$3,804	$3,703
Notes to the Consolidated Financial Statements:

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the fourth quarter of 2016, the Company recognized pretax charges of $295 million for environmental matters and $117 million for the termination of a terminal use agreement. Also in the fourth quarter of 2016, the Company recognized pretax charges of $39 million for costs associated with transactions and productivity actions ($28 million in the third quarter of 2016, $34 million in the second quarter of 2016 and $23 million in the first quarter of 2016). In the third quarter of 2016, the Company recognized a pretax loss of $212 million associated with the fair value step-up in inventories assumed in the Dow Corning Corporation ("Dow Corning") ownership restructure ($105 million in the second quarter of 2016).

In the fourth quarter of 2015, the Company recognized pretax charges of $91 million for asset impairments and related costs. Also in the fourth quarter of 2015, the Company recognized pretax charges of $18 million for costs associated with transactions and productivity actions ($6 million in the third quarter of 2015). In the second quarter of 2015, the Company recognized a pretax loss of $12 million associated with the fair value step-up in inventories assumed in the Univation Technologies, LLC ("Univation") step acquisition.

Note C: In the fourth quarter of 2016, the Company recognized pretax charges of $129 million for costs associated with transactions and productivity actions ($135 million in the third quarter of 2016, $73 million in the second quarter of 2016 and $42 million in the first quarter of 2016). In the fourth quarter of 2015, the Company recognized pretax charges of $35 million for costs associated with transactions and productivity actions ($10 million in the third quarter of 2015 and $6 million in the second quarter of 2015).

Note D: On June 27, 2016, Dow's Board of Directors approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges, asset write-downs and write-offs, and costs associated with exit and disposal activities.

On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015, which included asset write-downs and write-offs, severance charges and costs associated with exit and disposal activities. In the fourth quarter of 2015, the Company recorded additional pretax restructuring charges of $40 million, primarily related to severance costs for approximately 450 additional positions.

In the second quarter of 2016, the Company recorded a pretax charge of $5 million related to adjustments to the Company's 2015 restructuring program.

Note E: In the fourth quarter of 2016, the Company elected to change its method of accounting for asbestos-related defense costs from expensing as incurred to estimating and accruing a liability. As a result of this accounting policy change, the Company recorded a pretax charge of $1,009 million for asbestos-related defense costs through the terminal date of 2049. The Company also recorded a pretax charge of $104 million to increase the asbestos-related liability for pending and future claims through the terminal date of 2049.

Note F: In the second quarter of 2016, the Company recognized a loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning.

In the fourth quarter of 2015, the Company recognized a loss of $36 million related to actions taken by the Company's joint ventures including: a $20 million credit related to Dow Corning's adjustment of its implant liability, a $29 million charge related to AgroFresh Solutions Inc's ("AFSI") fair value step-up of its inventories and start-up costs, and a $27 million charge related to Sadara Chemical Company's ("Sadara") write-off of design engineering work for an Epoxy plant.

Note G: In the fourth quarter of 2016, the Company recognized a charge of $163 million related to AgroFresh and a pretax credit of $27 million related to a decrease in Dow Corning's implant liability. Also in the fourth quarter of 2016, the Company recognized a pretax charge of $8 million for a retained litigation matter related to the chlorine value chain ($33 million in the third quarter of 2016). In the second quarter of 2016, the Company recognized a pretax gain of $2,445 million on the Dow Corning ownership restructure and a pretax gain of $6 million related to post-closing adjustments on the split-off of the chlorine value chain. In the first quarter of 2016, the Company recognized a pretax loss of $1,235 million related to the settlement of the urethane matters class action lawsuit and opt-out cases.

In the fourth quarter of 2015, the Company recognized a pretax gain of $2,233 million (after-tax gain of $2,215 million) on the split-off of the chlorine value chain; a $723 million pretax gain related to the sale of MEGlobal; an $11 million pretax gain for post closing and other adjustments related to 2015 business divestitures; a pretax charge of $98 million related to the December 2015 devaluation of the Argentine Peso; a pretax charge of $53 million related to the impairment of an equity method investment; a pretax loss of $8 million on the early extinguishment of debt; and a pretax charge of $15 million related to transactions and productivity actions.

In the third quarter of 2015, the Company recognized a pretax gain of $621 million related to the divestiture of the AgroFresh business and pretax charges of $35 million for costs associated with transactions and productivity actions ($43 million in the second quarter of 2015 and $26 million in the first quarter of 2015). In the second quarter of 2015, the Company recognized a pretax gain of $361 million related to the Univation step acquisition. In the first quarter of 2015, the Company recognized a pretax gain of $670 million related to the divestiture of ANGUS Chemical Company ("ANGUS") and a pretax gain of $18 million related to the divestiture of the Sodium Borohydride business.

Note H: In the second quarter of 2016, the Company recognized a tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate. A tax benefit of $44 million was recognized in the fourth quarter of 2016 relating to the settlement of the matter.

Note I: On December 30, 2016, the Company converted 4 million shares of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into 96.8 million shares of the Company's common stock. See Supplemental Information for further details on how this transaction impacted "Weighted average common shares outstanding - basic" and "Weighted average common shares outstanding - diluted" for the three- and twelve-month periods ended December 31, 2016.

"Earnings (Loss) per common share - diluted" for the three-month period ending December 31, 2016 was calculated using "Weighted average common shares outstanding - basic" due to a net loss reported in the period.

"Earnings per common share - diluted" for the three-month period ended December 31, 2015 and twelve-month period ended December 31, 2015, assumes the conversion of the Company's Preferred Stock into potential shares of the Company's common stock due to the net income reported for these periods, which includes the after-tax gain on the divestitures of AgroFresh and ANGUS and the after-tax gain on the Univation step acquisition. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three and twelve month periods ended December 31, 2015.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec 31, 2016	Dec 31, 2015
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2016: $75; 2015: $158)	$6,607	$8,577
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2016: $110; 2015: $94)	4,666	4,078
Other	4,358	3,768
Inventories	7,363	6,871
Other current assets	665	647
Total current assets	23,659	23,941
Investments
Investment in nonconsolidated affiliates	3,747	3,958
Other investments (investments carried at fair value - 2016: $1,959; 2015: $1,866)	2,969	2,923
Noncurrent receivables	708	816
Total investments	7,424	7,697
Property
Property	57,438	50,802
Less accumulated depreciation	33,952	32,948
Net property (variable interest entities restricted - 2016: $961; 2015: $1,717)	23,486	17,854
Other Assets
Goodwill	15,272	12,154
Other intangible assets (net of accumulated amortization - 2016: $4,295; 2015: $3,770)	6,026	3,617
Deferred income tax assets	3,079	2,140
Deferred charges and other assets	565	535
Total other assets	24,942	18,446
Total Assets	$79,511	$67,938
Liabilities and Equity
Current Liabilities
Notes payable	$272	$454
Long-term debt due within one year	635	541
Accounts payable:
Trade	4,519	3,577
Other	2,401	2,287
Income taxes payable	600	452
Dividends payable	508	592
Accrued and other current liabilities	3,669	3,212
Total current liabilities	12,604	11,115
Long-Term Debt (variable interest entities nonrecourse - 2016: $330; 2015: $487)	20,456	16,215
Other Noncurrent Liabilities
Deferred income tax liabilities	923	587
Pension and other postretirement benefits - noncurrent	11,375	9,119
Asbestos-related liabilities - noncurrent	1,364	387
Other noncurrent obligations	5,560	4,332
Total other noncurrent liabilities	19,222	14,425
Stockholders’ Equity
Preferred stock, series A	—	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,262	4,936
Retained earnings	30,338	28,425
Accumulated other comprehensive loss	(9,822)	(8,667)
Unearned ESOP shares	(239)	(272)
Treasury stock at cost	(1,659)	(6,155)
The Dow Chemical Company’s stockholders’ equity	25,987	25,374
Noncontrolling interests	1,242	809
Total equity	27,229	26,183
Total Liabilities and Equity	$79,511	$67,938
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Sales by operating segment
Agricultural Sciences	$1,716	$1,603	$6,174	$6,381
Consumer Solutions	1,561	1,052	5,455	4,379
Infrastructure Solutions	2,408	1,705	8,621	7,394
Performance Materials & Chemicals	2,413	2,381	9,225	11,973
Performance Plastics	4,843	4,617	18,404	18,357
Corporate	79	104	279	294
Total	$13,020	$11,462	$48,158	$48,778
EBITDA (1) by operating segment
Agricultural Sciences	$74	$186	$806	$1,432
Consumer Solutions	568	304	2,828	1,048
Infrastructure Solutions	350	161	2,318	1,021
Performance Materials & Chemicals	411	3,144	134	5,479
Performance Plastics	1,024	1,562	4,503	5,399
Corporate	(1,644)	(394)	(2,563)	(1,053)
Total	$783	$4,963	$8,026	$13,326
Certain items (increasing) decreasing EBITDA by operating segment (2)
Agricultural Sciences	$(165)	$(34)	$(170)	$573
Consumer Solutions	27	8	1,144	(59)
Infrastructure Solutions	—	(74)	864	(101)
Performance Materials & Chemicals	(1)	2,721	(1,230)	3,409
Performance Plastics	(119)	260	(129)	597
Corporate	(1,579)	(308)	(2,261)	(689)
Total	$(1,837)	$2,573	$(1,782)	$3,730
EBITDA excluding certain items by operating segment
Agricultural Sciences	$239	$220	$976	$859
Consumer Solutions	541	296	1,684	1,107
Infrastructure Solutions	350	235	1,454	1,122
Performance Materials & Chemicals	412	423	1,364	2,070
Performance Plastics	1,143	1,302	4,632	4,802
Corporate	(65)	(86)	(302)	(364)
Total	$2,620	$2,390	$9,808	$9,596
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$(1)	$(17)	$3	$(15)
Consumer Solutions	85	38	132	91
Infrastructure Solutions	94	67	215	203
Performance Materials & Chemicals	31	(6)	(18)	225
Performance Plastics	54	46	137	220
Corporate	(12)	(29)	(27)	(50)
Total	$251	$99	$442	$674

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" to EBITDA is provided below.

Reconciliation of "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" to EBITDA	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(33)	$3,527	$3,978	$7,345
+ Preferred stock dividends	85	85	340	340
+ Net income attributable to noncontrolling interests	32	19	86	98
+ Provision (Credit) for income taxes	(282)	517	9	2,147
Income (Loss) Before Income Taxes	$(198)	$4,148	$4,413	$9,930
+ Interest expense and amortization of debt discount	229	240	858	946
- Interest income	43	25	107	71
+ Depreciation and amortization	795	600	2,862	2,521
EBITDA	$783	$4,963	$8,026	$13,326

(2)	See Supplemental Information for a description of certain items affecting results in 2016 and 2015.

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
North America	$4,717	$4,215	$18,083	$18,396
Europe, Middle East, Africa and India	3,680	3,420	14,667	15,291
Asia Pacific	2,764	2,017	9,129	8,308
Latin America	1,859	1,810	6,279	6,783
Total	$13,020	$11,462	$48,158	$48,778

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Twelve Months Ended
	Dec 31, 2016			Dec 31, 2016
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	5%	2%	7%	(3)%	—%	(3)%
Consumer Solutions	50	(2)	48	29	(4)	25
Infrastructure Solutions	43	(2)	41	23	(6)	17
Performance Materials & Chemicals	3	(2)	1	(14)	(9)	(23)
Performance Plastics	4	1	5	8	(8)	—
Total	14%	—%	14%	5%	(6)%	(1)%
North America	11%	1%	12%	5%	(7)%	(2)%
Europe, Middle East, Africa and India	9	(2)	7	3	(7)	(4)
Asia Pacific	38	(1)	37	16	(6)	10
Latin America	2	1	3	(1)	(6)	(7)
Developed geographies	11%	—%	11%	4%	(7)%	(3)%
Emerging geographies (1)	18	(1)	17	8	(7)	1

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2016			Dec 31, 2016
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	5%	2%	7%	(2)%	—%	(2)%
Consumer Solutions	7	(2)	5	4	(4)	—
Infrastructure Solutions	(5)	(2)	(7)	(3)	(6)	(9)
Performance Materials & Chemicals	3	(2)	1	2	(11)	(9)
Performance Plastics	4	1	5	9	(8)	1
Total	3%	—%	3%	4%	(7)%	(3)%
North America	1%	1%	2%	3%	(7)%	(4)%
Europe, Middle East, Africa and India	1	(2)	(1)	4	(8)	(4)
Asia Pacific	12	(1)	11	6	(6)	—
Latin America	(1)	—	(1)	—	(6)	(6)
Developed geographies	1%	—%	1%	3%	(7)%	(4)%
Emerging geographies (1)	6	(1)	5	4	(7)	(3)

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)
Excludes prior period sales of recent divestitures including the chlorine value chain, divested on October 5, 2015 (primarily Performance Materials & Chemicals and Performance Plastics); the AgroFresh business, divested on July 31, 2015 (Agricultural Sciences); ANGUS, divested on February 2, 2015 (Performance Materials & Chemicals); and the global Sodium Borohydride business, divested on January 30, 2015 (Performance Materials & Chemicals). Also excludes current period sales related to the ownership restructure of Dow Corning announced on June 1, 2016 (Consumer Solutions and Infrastructure Solutions) and sales from January 1, 2016 through April 30, 2016 for the step acquisition of Univation, acquired on May 5, 2015 (Performance Plastics).

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2016 and December 31, 2015:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4) (5)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Reported U.S. GAAP Amounts (6)			$(33)	$3,527	$(0.03)	$2.94
- Certain items:
Environmental charges	$(295)	$—	(205)	—	(0.17)	—
Charge for the termination of a terminal use agreement	(117)	—	(74)	—	(0.06)	—
Asset impairments and related costs	—	(144)	—	(123)	—	(0.11)
2015 Restructuring charges	—	(40)	—	(28)	—	(0.03)
Asbestos-related charge	(1,113)	—	(701)	—	(0.58)	—
Joint venture actions	—	(36)	—	(26)	—	(0.02)
Implant liability adjustment	27	—	17	—	0.01	—
Charges related to AgroFresh	(163)	—	(103)	—	(0.08)	—
Gain on split-off of chlorine value chain	—	2,233	—	2,215	—	1.96
Gain on sale of MEGlobal	—	723	—	589	—	0.52
Gain on 2015 business divestitures	—	11	—	15	—	0.01
Costs associated with transactions and productivity actions	(176)	(68)	(132)	(61)	(0.11)	(0.05)
Impact of Argentine peso devaluation	—	(98)	—	(106)	—	(0.09)
Loss on early extinguishment of debt	—	(8)	—	(5)	—	—
Uncertain tax position	—	—	44	—	0.04	—
Total certain items	$(1,837)	$2,573	$(1,154)	$2,470	$(0.95)	$2.19
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					$0.07	$0.18
= Operating Results (Non-GAAP) (7)			$1,121	$1,057	$0.99	$0.93

(1)	Impact on "Income (Loss) Before Income Taxes."

(2)	"Net Income (Loss) Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
The assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Earnings per common share - diluted" (GAAP) for the three-month period ended December 31, 2016 and the certain items earnings per share impact for the three-month period ended December 31, 2015 because the effect of including them would have been antidilutive.

(5)
For the three-month period ended December 31, 2016, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of "Operating earnings per common share - diluted" (Non-GAAP). For the three-month period ended December 31, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of "Earnings per common share - diluted" (GAAP) "and "Operating earnings per common share - diluted" (Non-GAAP).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating "Earnings per common share - diluted" (GAAP) for the three-month period ended December 31, 2015, as it excludes quarterly preferred dividends of $85 million.

(7)	"Operating earnings per common share - diluted" (Non-GAAP) for the three-month periods ended December 31, 2016 and December 31, 2015, excludes quarterly preferred dividends of $85 million.

The following table summarizes the impact of certain items recorded in the twelve-month periods ended December 31, 2016 and December 31, 2015:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4) (5)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Reported U.S. GAAP Amounts (6)			$3,978	$7,345	$3.52	$6.15
- Certain items:
Environmental charges	$(295)	$—	(205)	—	(0.17)	—
Charge for the termination of a terminal use agreement	(117)	—	(74)	—	(0.06)	—
Impact of Dow Corning ownership restructure	2,106	—	2,350	—	2.07	—
Asset impairments and related costs	—	(144)	—	(123)	—	(0.11)
Restructuring charges	(454)	(415)	(308)	(274)	(0.27)	(0.24)
Asbestos-related charge	(1,113)	—	(701)	—	(0.58)	—
Joint venture actions	—	(36)	—	(26)	—	(0.02)
Implant liability adjustment	27	—	17	—	0.01	—
Charges related to AgroFresh	(163)	—	(103)	—	(0.08)	—
Urethane matters legal settlements	(1,235)	—	(778)	—	(0.70)	—
Gain on split-off of chlorine value chain	6	2,233	6	2,215	0.01	1.96
Gain on sale of MEGlobal	—	723	—	589	—	0.52
Gain on 2015 business divestitures	—	1,320	—	823	—	0.71
Gain on Univation step acquisition	—	349	—	351	—	0.30
Impact of Argentine peso devaluation	—	(98)	—	(106)	—	(0.09)
Loss on early extinguishment of debt	—	(8)	—	(5)	—	—
Costs associated with transactions and productivity actions	(544)	(194)	(434)	(153)	(0.38)	(0.13)
Uncertain tax position	—	—	(13)	—	(0.01)	—
Total certain items	$(1,782)	$3,730	$(243)	$3,291	$(0.16)	$2.90
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					$0.04	$0.22
= Operating Results (Non-GAAP) (7)			$4,221	$4,054	$3.72	$3.47

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
The assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was excluded from the calculation of "Earnings per common share - diluted" for the twelve-month period ended December 31, 2016 and the calculation of "Operating earnings per common share - diluted" (Non-GAAP) as well as the certain items earnings per share impact for the twelve-month period ended December 31, 2015 because the effect of including them would have been antidilutive.

(5)
For the twelve-month period ended December 31, 2016, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of "Operating earnings per common share - diluted" (Non-GAAP). For the twelve-month period ended December 31, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of "Earnings per common share - diluted" (GAAP).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating "Earnings per common share - diluted" (GAAP) for the twelve-month period ended December 31, 2015, as it excludes preferred dividends of $340 million.

(7)	"Operating earnings per common share - diluted" (Non-GAAP) for the twelve-month period ended December 31, 2016, excludes preferred dividends of $340 million.

The following tables present U.S. GAAP and Operating share counts for the three- and twelve-month periods ended December 31, 2016 and December 31, 2015:

U.S. GAAP Share Count	Three Months Ended		Twelve Months Ended
In millions	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Weighted average common shares - basic (1)	1,106.2	1,105.4	1,108.1	1,130.1
Plus dilutive effect of options and awards (2)	—	16.7	15.1	14.5
Plus common shares from assumed conversion of preferred stock (3)	—	96.8	—	96.8
Weighted average common shares - diluted (2)	1,106.2	1,218.9	1,123.2	1,241.4

(1)
On December 30, 2016, the Company converted 4 million shares of Preferred Stock into 96.8 million shares of the Company's common stock. In accordance with U.S. GAAP, the basic share count for the three- and twelve-month periods ended December 31, 2016 reflects a two-day averaging effect related to this conversion, or 2.1 million shares for the three-month period ended December 31, 2016 and .5 million shares for the twelve-month period ended December 31, 2016.

(2)
For the three-month period ended December 31, 2016, the Company reported "Net Loss Available for The Dow Chemical Company Common Stockholders." In accordance with U.S. GAAP, "Weighted-average common shares outstanding - basic" was used in the calculation of "Earnings per common share - diluted."

(3)
In accordance with U.S. GAAP, the assumed conversion of the Preferred Stock was considered antidilutive to the "Earnings per common share - diluted" calculation for the three- and twelve-month periods ended December 31, 2016.

Operating EPS Share Count (Non-GAAP)	Three Months Ended		Twelve Months Ended
In millions	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Weighted average common shares - basic (1)	1,106.2	1,105.4	1,108.1	1,130.1
Plus dilutive effect of options and awards (2)	15.9	16.7	15.1	14.5
Plus common shares from assumed conversion of preferred stock (3)	94.7	96.8	96.3	—
Weighted average common shares - diluted (Non-GAAP)	1,216.8	1,218.9	1,219.5	1,144.6

(1)
On December 30, 2016, the Company converted 4 million shares of Preferred Stock into 96.8 million shares of the Company's common stock. In accordance with U.S. GAAP, the basic share count for the three- and twelve-month periods ended December 31, 2016 reflects a two-day averaging effect related to this conversion, or 2.1 million shares for the three-month period ended December 31, 2016 and .5 million shares for the twelve-month period ended December 31, 2016.

(2)
The dilutive effect of options and awards was included in the "Operating earnings per common share - diluted" calculation for the three-month period ended December 31, 2016 as the Company had net income for this period on an operating basis (Non-GAAP).

(3)
The assumed conversion of the Preferred Stock was considered dilutive to the "Operating earnings per common share - diluted" calculation for the three- and twelve-month periods ended December 31, 2016. As a result and in accordance with U.S. GAAP, the share count for the three-month period ended December 31, 2016 reflects a 90-day averaging effect, or 94.7 million shares. The share count for the twelve-month period ended December 31, 2016 reflects a 363-day averaging effect, or 96.3 million shares.

Results in the fourth quarter of 2016 were impacted by the following items:

•
Pretax charge of $295 million for environmental remediation activities at a number of historical locations, including the Midland manufacturing site/off-site matters and the Wood-Ridge sites, primarily resulting from the culmination of negotiations with regulators and/or final agency approval. The charge was included in “Cost of sales” in the consolidated statements of income and reflected in Agricultural Sciences ($2 million), Performance Materials & Chemicals ($1 million), Performance Plastics ($2 million) and Corporate ($290 million).

•
Pretax charge of $117 million related to the termination of a terminal use agreement. The charge was included in “Cost of sales” in the consolidated statements of income and reflected in Performance Plastics.

•
In the fourth quarter of 2016, the Company elected to change its method of accounting for asbestos-related defense costs from expensing as incurred to estimating and accruing a liability. As a result of this accounting policy change, the Company recorded a pretax charge of $1,009 million for asbestos-related defense costs through the terminal date of 2049. The Company also recorded a pretax charge of $104 million to increase the asbestos-related liability for pending and future claims through the terminal date of 2049. These charges were included in “Asbestos-related charge” in the consolidated statements of income and reflected in Corporate.

•
Pretax credit of $27 million related to a decrease in Dow Corning's implant liability. The credit was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Consumer Solutions.

•
Pretax charge of $163 million related to AgroFresh, including a partial impairment of the Company’s investment in AFSI ($143 million) and post-closing adjustments for the AgroFresh divestiture related to non-cash consideration ($20 million). Both charges were included in “Sundry income (expense) - net” in the consolidated statements of income and reflected in Agricultural Sciences.

•
Pretax charges of $176 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E. I. duPont de Nemours and Company ("DuPont"), costs associated with the ownership restructure of Dow Corning, implementation costs associated with the Company's restructuring programs and costs related to a retained litigation matter related to the chlorine value chain (collectively, "Costs associated with transactions and productivity actions"). The charges were included in "Cost of sales" ($39 million), "Selling, general and administrative expenses" ($129 million) and "Sundry income (expense) - net" ($8 million) in the consolidated statements of income and reflected in Corporate.

•	A tax benefit of $44 million for the settlement of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

Results in the fourth quarter of 2015 were impacted by the following items:

•
Pretax charges of $144 million for asset impairments and related costs, including the shutdown of manufacturing assets and facilities in the Dow Building & Construction business, Energy & Water Solutions business and Dow Packaging and Specialty Plastics business; the abandonment of certain capital projects in the Dow Building & Construction and Dow Coating Materials businesses; and the impairment of an equity method investment aligned with the Performance Monomers business. The charges were included in "Cost of sales" ($91 million) and "Sundry income (expense) - net" ($53 million) in the consolidated statements of income and reflected in Infrastructure Solutions ($87 million) and Performance Plastics ($57 million).

•
Pretax charges of $40 million for adjustments to the 2015 Restructuring charge, primarily related to severance costs. The impact is included in "Restructuring charges" in the consolidated statements of income and reflected in Agricultural Sciences (charge of $2 million), Infrastructure Solutions (gain of $1 million) and Corporate (charge of $39 million).

•
A loss of $36 million related to actions taken by the Company's joint ventures including: a $20 million credit related to Dow Corning's adjustment of its implant liability, a $29 million charge related to AFSI's fair value step-up of its inventories and start-up costs, and a $27 million charge related to Sadara's write-off of design engineering work for an Epoxy plant. The charge was included in "Equity in earnings of nonconsolidated affiliates" and reflected in Agricultural Sciences (loss of $29 million), Consumer Solutions (gain of $8 million), Infrastructure Solutions (gain of $12 million) and Corporate (loss of $27 million).

•
A $2,233 million pretax gain on the October 5, 2015, split-off of the chlorine value chain to Olin Corporation. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals (gain of $1,984 million), Performance Plastics (gain of $317 million) and Corporate (loss of $68 million).

•
A $723 million pretax gain related to the sale of the Company's equity interest in MEGlobal to EQUATE Petrochemical Company K.S.C. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax gain of $11 million for post-closing and other adjustments related to 2015 business divestitures, including ANGUS, the Sodium Borohydride business and the AgroFresh business. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences (loss of $3 million) and Performance Materials & Chemicals (gain of $14 million).

•
Pretax charges of $68 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with DuPont, costs associated with the ownership restructure of Dow Corning, costs associated with the separation of the chlorine value chain, implementation costs associated with the Company's 2015 Restructuring program and other productivity actions (collectively "Costs associated with transactions and productivity actions"). The charges were included in "Cost of sales" ($18 million), "Selling, general and administrative expenses" ($35 million) and "Sundry income (expense) - net" ($15 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $98 million related to the December 2015 devaluation of the Argentine Peso, included in "Sundry income (expense) - net" and reflected in Corporate.

•	Pretax loss of $8 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2016, results for the year ended December 31, 2016 were also impacted by the following items:

•
Pretax restructuring charges of $449 million. On June 27, 2016, Dow's Board of Directors approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges of $268 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's operating segments as follows: Consumer Solutions ($28 million), Infrastructure Solutions ($97 million), Performance Plastics ($10 million) and Corporate ($314 million).

•
Pretax charge of $5 million related to adjustments to the Company's 2015 restructuring program, included in "Restructuring charges" in the consolidated statements of income and reflected in Agricultural Sciences ($4 million) and Consumer Solutions ($1 million).

•
Pretax gain of $2,106 million (after-tax gain of $2,350 million) related to the ownership restructure of Dow Corning, previously a 50:50 joint venture. The pretax gain included a $2,445 million gain (after-tax gain of $2,586 million) on the ownership restructure, included in "Sundry income (expense) - net" and reflected in Consumer Solutions ($1,301 million) and Infrastructure Solutions ($1,144 million); a pretax loss of $317 million for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the ownership restructure, reflected in Consumer Solutions ($147 million) and Infrastructure Solutions ($170 million); and a loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning, included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Consumer Solutions ($8 million) and Infrastructure Solutions ($14 million).

•
Pretax loss of $1,235 million related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation. The pretax loss is included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
A pretax gain of $6 million (after-tax gain of $6 million) related to post-closing adjustments on the split-off of the Company's chlorine value chain, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $368 million for costs associated with transactions and productivity actions, including costs associated with a retained litigation matter related to the chlorine value chain, included in "Cost of sales" ($85 million), "Selling, general and administrative expenses" ($250 million) and “Sundry income (expense) - net” ($33 million) in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

In addition to the items described above for the fourth quarter of 2015, results for the year ended December 31, 2015 were also impacted by the following items:

•
Pretax restructuring charges of $375 million. On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company's footprint as a result of the pending separation of a significant portion of Dow's chlorine value chain. These actions, which will further accelerate Dow's value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result of these actions, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015 consisting of costs associated with exit or disposal activities of $10 million, severance costs of $196 million and asset write-downs and write-offs of $169 million.

The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: Agricultural Sciences ($14 million), Consumer Solutions ($67 million), Infrastructure Solutions ($27 million), Performance Plastics ($12 million) and Corporate ($255 million).

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Pretax gain of $1,309 million related to 2015 business divestitures, including the February 2, 2015 divestiture of ANGUS (gain of $670 million), the July 31, 2015 divestiture of the AgroFresh business (gain of $621 million) and the January 30, 2015 divestiture of the Sodium Borohydride business (pretax gain of $18 million; after-tax loss of $9 million). The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences ($621 million) and Performance Materials & Chemicals ($688 million).

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Pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation, previously a 50:50 joint venture. The gain, which is included in Performance Plastics, included a $361 million pretax gain on the step acquisition (after-tax gain of $359 million), included in "Sundry income (expense) - net" in the consolidated statements of income, and a pretax loss of $12 million (after-tax loss of $8 million) for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the step acquisition.

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Pretax charges of $126 million for costs associated with transactions and productivity actions. The charges were included in "Cost of sales" ($6 million), "Selling, general and administrative expenses" ($16 million) and "Sundry income (expense) - net" ($104 million) in the consolidated statements of income and reflected in Corporate.